EXHIBIT 99.2

TARP CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER

I, Frank Perez, Principal Financial Officer of First Financial Service Corporation (the “Company”), certify that:

(1) The compensation committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of the Company has met at least every six months during the prior fiscal year with the senior risk officers of the Company to discuss and evaluate senior executive officer compensation plans and employee compensation plans and the risks these plans pose to the Company;

(2) The Compensation Committee has identified and limited the features in the senior executive officer compensation plans that could lead senior executive officers to take unnecessary and excessive risks that could threaten the value of the Company, has identified any features in the employee compensation plans that pose risks to the Company, and has limited those features to ensure that the Company is not unnecessarily exposed to risks;

(3) The Compensation Committee has reviewed at least every six months the terms of each employee compensation plan and identified and limited the features in the plan that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee;

(4) The Compensation Committee will certify to these reviews;

(5) The Compensation Committee will provide a narrative description of how it limited the features in (i) senior executive officer compensation plans that could lead senior executive officers to take unnecessary and excessive risks that could threaten the value of the Company, (ii) employee compensation plans to ensure that the Company is not unnecessarily exposed to risks, and (iii) employee compensation plans that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee;

(6) The Company has required that all bonuses, retention awards, and incentive compensation of the senior executive officers and next twenty most highly compensated employees be subject to a provision for recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(7) The Company has prohibited any golden parachute payment to the senior executive officers and the next five most highly compensated employees. For this purpose, a golden parachute payment is any payment triggered by involuntary termination with or without cause; bankruptcy, insolvency or receivership of the Company; or a change in control of the Company;

(8) The Company has limited bonuses, retention awards, and incentive compensation paid to or accrued by employees to whom the bonus payment limitation applies;

(9) The Company and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA; and any expenses that, pursuant to the policy, required approval of the Board of Directors, a committee of the Board of Directors, a senior executive officer, or an executive officer with a similar level of responsibility were properly approved;

(10) The Company will permit a non-binding shareholder resolution on the senior executive officer compensation disclosures provided under the Federal securities laws in accordance with any guidance, rules, and regulations promulgated by the SEC;

(11) The Company will disclose the amount, nature, and justification for the offering of any perquisites whose total value exceeds $25,000 for each of the employees subject to the bonus payment limitations;

(12) The Company will disclose whether the Company, the Board, or the Compensation Committee has engaged a compensation consultant, and the services the compensation consultant or any affiliate provided;

(13) The Company has prohibited any tax gross-ups on compensation to the senior executive officers and the next twenty most highly compensated employees;

(14) The Company has substantially complied with any compensation requirements set forth in the agreement between the Company and the Treasury, as may have been amended;

(15) The Company has submitted to Treasury a complete and accurate list of the senior executive officers and the twenty next most highly compensated employees for the current fiscal year, with the non-senior executive officers ranked in descending order of level of annual compensation, and with the name, title and employer of each senior executive officer and most highly compensated employee identified; and

(16) The officer certifying understands that a knowing and willful false or fraudulent statement made in connection with the certification may be punished by fine, imprisonment or both.

Date: March 27, 2013	By:	/s/ Frank Perez
Gregory S. Schreacke
Chief Financial Officer
Principal Financial Officer &
Principal Accounting Officer